                                                                File No. 33-

  As filed with the Securities and Exchange Commission on September 23, 1994

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                       STATE STREET BOSTON CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

           Massachusetts                                 04-2456637
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  Incorporation or Organization)

               225 FRANKLIN STREET, BOSTON, MASSACHUSETTS 02110
                   (Address of Principal Executive Offices)

    WENDOVER FUNDING, INC. EMPLOYEES' SAVINGS PLUS AND PROFIT SHARING PLAN
                           (Full Title of the Plan)

                             --------------------

                               ROBERT J. MALLEY
                  Senior Vice President and General Counsel
                       STATE STREET BOSTON CORPORATION
                             225 Franklin Street
                         Boston, Massachusetts 02110
                   (Name and Address of Agent for Service)

                                (617) 654-3104
        (Telephone Number, Including Area Code, of Agent for Service)

                             --------------------

                               with a copy to:

                             MARIAN A. TSE, ESQ.
                           Goodwin, Procter & Hoar
                                Exchange Place
                            Boston, MA  02109-2881
                                (617) 570-1000

                             --------------------

================================================================================


================================================================================

                       Calculation of Registration Fee

- --------------------------------------------------------------------------------
                                    Proposed       Proposed
                                    Maximum         Maximum
  Title of             Amount       Offering       Aggregate       Amount of
Securities to          to be          Price        Offering        Registra-
be Registered(1)   Registered(2)   Per Share(3)      Price         tion Fee
- --------------------------------------------------------------------------------
Common Stock,
  $1.00 par value  100,000         $37.75          $3,775,000      $1,302

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Wendover Funding inc. Employees' Savings Plus and Profit Sharing Plan (the "Plan").

(2) Plus such additional number of shares as may be required pursuant to the plan in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(3) This estimate is made pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1993, as amended, solely for purposes of determining the registration fee and is based upon the market value of outstanding shares of the Company's common stock on September 20, 1994, utilizing the average of the high and low sale prices reported on the NASDAQ National Market System on that date.

================================================================================

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference.
        ------------------------------------------------

        State Street Boston Corporation (the "Company") and the Plan hereby incorporate by reference the documents listed in (a) through (d) below, which have previously been filed with the Securities and Exchange Commission.

        (a)  The Company's Annual Report on Form 10-K filed under Exchange
             Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 1993;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994;

        (d)  The Company's Current Report on Form 8-K dated February 1, 1994;

        (e) The description of the Company's Common Stock contained in its registration statement on Form 10 under the Exchange Act and any amendments or reports filed for the purpose of updating such description;

        (f) The description of the Company's Preferred Share Purchase Rights included in the Company's effective registration statement on Form 8-A filed with the Securities and Exchange Commission on September 30, 1988 as amended by Amendment dated as of September 20, 1990 filed with the Securities and Exchange Commission on Form 8 on October 19, 1990; and

        (g) The Plan's Annual Report for the plan year ended December 31, 1993, which is filed simultaneously herewith.

        In addition, all documents subsequently filed with the Securities and Exchange Commission by the Company pursuant to Sections 13(a) and 13(c),
Section 14 and Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
        --------------------------

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

        The validity of the shares to be offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar.

Item 6. Indemnification of Directors and Officers.
        ------------------------------------------

        The Company is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        The Restated Articles of Organization of the Company provide the following:

        The Corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter related to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding shall be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

        If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

        As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corportion after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

        The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms "director", "officer", "employee", "agent" and "trustee" include their respective executors, administrators and other legal representatives, an "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

        By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

        In addition the Company maintains a directors' and officers' liability insurance policy.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
        ------------------------------------

        Not applicable.

Item 8. Exhibits.
        ---------

        (a) The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit
- -------

     4.1 Restated Articles of Organization (filed with the Securities and Exchange Commission as Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated by reference).
     4.2 By-Laws, as amended (filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated by reference).
     4.3 Certificate of Designation, Preferences and Rights (filed with the Securities and Exchange Commission as Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated by reference).
     4.4 Rights Agreement dated as of September 15, 1988 between State Street Boston Corporation and The First National Bank of Boston, Rights Agent (filed with the Securities and Exchange Commission as Exhibit 4 to Registrant's Current Report on From 8-K dated September 30, 1988 and incorporated by reference).
     4.5 Amendment to Rights Agreement dated as of September 20, 1990 between State Street Boston Corporation and The First National Bank of Boston, Rights Agent (filed with the Securities and Exchange Commission as Exhibit 4 to Registrant's Quarterly Report on From 10-Q for the quarter ended September 30, 1990 and incorporated by reference).
     4.6 Wendover Funding, Inc. Employees' Savings Plus and Profit Sharing Plan, as amended.
     5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.
     5.2    IRS Determination Letter.
    15.1    Independent Accountants' Acknowledgement Letter.
    23.1    Consent of Counsel (included in Exhibit 5.1 hereto).
    23.2    Consent of Ernst & Young, Independent Auditors.
    23.3    Consent of Ernst & Young, Independent Auditors.
    24.1 Powers of Attorney (included in Part II of this registration statement).

Item 9. Undertakings.
        -------------

            (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 15, 1994.


                                          STATE STREET BOSTON CORPORATION


                                          By: /s/ Marshall N. Carter
                                              ------------------------------
                                              Marshall N. Carter
                                              Chairman, President and
                                              Chief Executive Officer


                              POWER OF ATTORNEY

        KNOWN ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Marshall N. Carter, George J. Fesus and Robert J. Malley, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post- effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

     Signature                      Title                                      Date
     ---------                      -----                                      ----
/s/ Marshall N. Carter              Chairman, President and              September 15, 1994
- ------------------------------      Chief Executive Officer
Marshall N. Carter                  (Principal Executive Officer)


/s/ George J. Fesus                 Chief Financial Officer              September 15, 1994
- ------------------------------      (Principal Financial Officer)
George J. Fesus


/s/ Tenley E. Albright, M.D.        Director                             September 15, 1994
- ------------------------------
Tenley E. Albright, M.D.


/s/ Joseph A. Baute                 Director                             September 15, 1994
- ------------------------------
Joseph A. Baute


/s/ I. Macallister Booth            Director                             September 15, 1994
- ------------------------------
I. Macallister Booth


/s/ Truman S. Casner                Director                             September 15, 1994
- ------------------------------
Truman S. Casner


/s/ James I. Cash, Jr.              Director                             September 15, 1994
- ------------------------------
James I. Cash, Jr.


/s/ Nader F. Darehshori             Director                             September 15, 1994
- ------------------------------
Nader F. Darehshori


/s/ Lois D. Juliber                 Director                             September 15, 1994
- ------------------------------
Lois D. Juliber


/s/ Charles F. Kaye                 Director                             September 15, 1994
- ------------------------------
Charles F. Kaye


/s/ John M. Kucharski               Director                             September 15, 1994
- ------------------------------
John M. Kucharski


/s/ Charles R. LaMantia             Director                             September 15, 1994
- ------------------------------
Charles R. LaMantia


/s/ David B. Perini                 Director                             September 15, 1994
- ------------------------------
David B. Perini


/s/ Dennis J. Picard                Director                             September 15, 1994
- ------------------------------
Dennis J. Picard


/s/ Alfred Poe                      Director                             September 15, 1994
- ------------------------------
Alfred Poe


/s/ Bernard W. Reznicek             Director                             September 15, 1994
- ------------------------------
Bernard W. Reznicek


/s/ David A. Spina                  Director                             September 15, 1994
- ------------------------------
David A. Spina


/s/ Robert E. Weissman              Director                             September 15, 1994
- ------------------------------
Robert E. Weissman



        Pursuant to the requirements of the Securities Act of 1933, the members of the Plan Administrative Committtee, which committee is authorized to take action on behalf of and in the name of Wendover Funding, Inc. Employees' Savings Plus and Profit Sharing Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, State of North Carolina, on the 21st day of September, 1994.


                                    WENDOVER FUNDING, INC.
                                    EMPLOYEES' SAVINGS PLUS AND
                                    PROFIT SHARING PLAN,


                                    /s/ Jeffrey S. Taylor
                                    ------------------------------
                                    Jeffrey S. Taylor,
                                    Member of Plan
                                    Administrative Committee
                                    September 21, 1994


                                    /s/ Kenneth L. Austin
                                    ------------------------------
                                    Kenneth L. Austin,
                                    Member of Plan
                                    Administrative Committee
                                    September 21, 1994


                                 EXHIBIT INDEX

Exhibit No.       Description                                                               Page+
- -----------       -----------                                                               ----
  4.1             Restated Articles of Organization (filed with the Securities and Exchange Commission as Exhibit 3.1 to Registrant's
                  Annual Report on Form 10-K for the year ended December
                  31, 1988 and incorporated by reference)                                     -

  4.2             By-Laws, as amended (filed with the Securities and Exchange
                  Commission as Exhibit 3.2 to the Registrant's Annual Report
                  on Form 10-K for the year ended December 31, 1991 and
                  incorporated by reference)                                                  -

  4.3             Certificate of Designation, Preferences and Rights (filed with the
                  Securities and Exchange Commission as Exhibit 3.1 to Registrant's
                  Annual Report on Form 10-K for the year ended December 31, 1991
                  and incorporated by reference)                                              -

  4.4             Rights Agreement dated as of September 15, 1988 between State
                  Street Boston Corporation and The First National Bank of Boston,
                  Rights Agent (filed with the Securities and Exchange Commission as
                  Exhibit 4 to Registrant's Current Report on From 8-K dated
                  September 30, 1988 and incorporated by reference)                           -

  4.5             Amendment to Rights Agreement dated as of September 20, 1990 between State Street Boston Corporation and The First National
                  Bank of Boston, Rights Agent (filed with the Securities and
                  Exchange Commission as Exhibit 4 to Registrant's Quarterly Report
                  on From 10-Q for the quarter ended September 30, 1990 and
                  incorporated by reference)                                                  -

  4.6             Wendover Funding, Inc. Employees' Savings Plus and Profit Sharing
                  Plan, as amended

  5.1             Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered

  5.2             IRS Determination Letter

 15.1             Independent Accountants' Acknowledgement Letter

 23.1             Consent of Counsel (included in Exhibit 5.1 hereto)                         -

 23.2             Consent of Ernst & Young, Independent Auditors

 23.3             Consent of Ernst & Young, Independent Auditors

 24.1 Powers of Attorney (included in Part II of this registration statement).


+  Refers to sequentially numbered copy.